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FOR IMMEDIATE RELEASE

      MIDWEST GRAIN PRODUCTS, INC. TO CHANGE NAME TO MGP INGREDIENTS, INC.

     ATCHISON, Kan., August 28, 2002 -- Holders of the preferred stock of Midwest Grain Products, Inc. (MWGP) yesterday approved a change in the company's name to MGP Ingredients, Inc. The change is scheduled to become effective on Oct. 10, 2002.

     "In recent years, our business has evolved with a greatly increased focus on the development, production and marketing of specialty ingredients, principally proteins and starches derived from wheat," said Ladd Seaberg, President and CEO. "The rebranding of our company bolsters our position as a premier supplier of ingredient solutions to the marketplace."

     The name change follows "some of the most extensive strategic planning our company has ever conducted," Seaberg explained. "For most of our existence, we positioned ourselves primarily as a supplier of commodity wheat-based ingredients and alcohol products. While these products still represent a sizeable portion of our overall business, our strategy for growth is to focus on providing innovative specialty ingredients for our customers across a wider range of product categories."

     The company is taking a number of steps to support this change, including a recent reorganization of its sales, marketing and research and development staffs. Sales personnel have been relocated to specific geographic regions to enable closer customer contact, while a product management team has been formed to provide specialized product and market assistance to the sales staff. The research and development group has been strengthened to provide more direct technical support to customers as well as develop and refine new ingredients for the future. The company is also creating a new corporate logo and revised company graphics.

     "Our overriding goal for this process is to help customers turn their ideas into reality," said Mike Trautschold, executive vice-president of marketing and sales. "We know that our customers are looking for partners that can accelerate product success and positively impact their results. Our investments in technical expertise and sales support make us well-poised to accomplish this."

     The company's wholly owned subsidiary in Pekin, Illinois, Midwest Grain Products of Illinois, Inc., will begin operating as MGP Ingredients of Illinois, Inc. effective Oct. 10.

     There will be no need for holders of Midwest Grain Products, Inc. common stock certificates to exchange their existing shares as a result of the upcoming name change. Existing Midwest Grain Products, Inc. certificates will continue to be valid. Effective with the change, however, the company's ticker symbol on the NASDAQ National Market will become MGPI.

     Midwest Grain Products, Inc. is a pioneer in producing and marketing value-added proteins and starches derived from wheat. In addition, Midwest Grain produces natural food-grade alcohol for use in beverage, food and industrial applications, and fuel grade alcohol, commonly known as ethanol. The company is headquartered in Atchison, Kansas, and owns and operates production facilities in Pekin, Illinois and Kansas City, Kansas.

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